                     RPM INTERNATIONAL INC. AND SUBSIDIARIES
                     ---------------------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------

                                                                    Exhibit 11.1
                                                                    ------------

                    (In thousands, except per share amounts)





                                                        Year Ended May 31

                                                    2004       2003       2002
                                                  --------   --------   --------
Net Income
----------
    Net income applicable to common shares
      for basic and diluted earnings
        per share                                 $141,886   $ 35,327   $101,554
                                                  ========   ========   ========


Shares Outstanding
------------------
    Weighted average shares for basic
        earnings per share                         115,777    115,294    104,418

    Net issuable common share equivalents              933        692        713
                                                  --------   --------   --------

        Total shares for diluted earnings
          per share                                116,710    115,986    105,131
                                                  ========   ========   ========




Basic Earnings Per Common Share                   $   1.23   $    .31   $    .97
                                                  ========   ========   ========

Diluted Earnings Per Common Share                 $   1.22   $    .30   $    .97
                                                  ========   ========   ========
